EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated January 3, 2007 on the financial statements of
Renaissance Acquisition Corp. as of November 30, 2006 and for the period from
April 17, 2006 (date of inception) through November 30, 2006, which includes an explanatory paragraph relating to the Company's ability to continue as a going concern, in Amendment No. 4 to the Registration Statement on Form S-1 and
related Prospectus to be filed on or about January 16, 2007.

/s/ Eisner LLP
Eisner LLP
New York, New York
January 15, 2007